Exhibit 10.2

LIMITED GUARANTEE

This Limited Guarantee, dated as of December 22, 2024 (this “Limited Guarantee”), is made by Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, the “Guarantor”), in favor of Singular Genomics Systems, Inc., a Delaware corporation (the “Company”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Singular Genomics Parent, LLC, a Delaware limited liability company (“Parent”), Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Company, subject to the terms and conditions hereof, 100% of Parent’s obligation to pay the obligations of Parent pursuant to, and in accordance with, Section 8.2(a) of the Merger Agreement (the “Guaranteed Obligation”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed the Damages Cap, and the Company hereby agrees that (a) this Limited Guarantee shall in no event be enforced against the Guarantor for any amount in excess of the Damages Cap, (b) this Limited Guarantee shall be available to be enforced only in circumstances where indemnification or reimbursement obligations are owed under Section 8.2(a) of the Merger Agreement and unpaid by Parent, (c) neither the Guarantor, Parent or any of their respective Affiliates shall have any obligation or liability to any Person (including to any of the Company’s equity holders or Affiliates) relating to, arising out of, or in connection with this Limited Guarantee, the Merger Agreement or the Debt Commitment Letter, dated as of the date hereof, between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a loan to Parent (the “Debt Commitment Letter”) other than as expressly set forth herein or in the Debt Commitment Letter and (d) as of the date hereof, Parent has no assets, other than its rights under the Merger Agreement and the agreements contemplated thereby to which it is a party (including the Debt Commitment Letter), and no funds will be contributed to Parent unless the Closing occurs. All such payments hereunder shall be in lawful money of the United States, in immediately available funds.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions.

(b) Except as otherwise provided herein, the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable laws, be absolute and unconditional, irrespective of:

(i) any change in the entity, structure, or ownership of Parent or the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or its assets of the Guarantor or any of their respective assets or any other Person now or hereafter liable for the Guaranteed Obligation;

(ii) any amendment or modification of the Merger Agreement in accordance with its terms, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(iv) the addition or substitution of any Person hereafter liable for the Guaranteed Obligation;

(v) the delay or failure of the Company to assert any claim or demand or enforce any right or remedy against Parent or the Guarantor or any other Person now or hereafter liable for any Guaranteed Obligation except as expressly set forth herein or in the Merger Agreement;

(vi) the adequacy of any other means the Company may have of obtaining repayment of the Guaranteed Obligation;

(vii) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Guarantor; or

(viii) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligation in accordance with its terms);

other than in each case with respect to breach by the Company of this Limited Guarantee, including the limitations set forth in Section 3 below), and, notwithstanding any other provision of this Limited Guarantee to the contrary, (x) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement and (y) any failure by the Company to comply with the terms of the Merger Agreement, including any breach by the Company of any representation, warranty or covenant contained therein or in any of the agreements, certificates or other documents required to be delivered by the Company in connection with or pursuant to the terms of the Merger Agreement that would relieve Parent of its obligations under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantor of its obligations under this Limited Guarantee.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, shall not relieve the Guarantor of any liability hereunder.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligation hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not terminated in accordance with its terms.

(e) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(f) Each and every right, remedy and power hereby granted to the Company or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

3. Sole Remedy; No Recourse. The Company acknowledges and agrees that, as of the date hereof, Parent has no assets, other than its rights under the Merger Agreement and the agreements contemplated thereby (including the Debt Commitment Letter). Except as specifically contemplated by this Limited Guarantee or the Debt Commitment Letter, the Company acknowledges and agrees that no funds are expected to be contributed to Parent unless the Closing occurs, and that, except for rights against Parent expressly provided in the Debt Commitment Letter and the Merger Agreement, and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent by the Guarantor, Parent, any of their respective Affiliates or any other Person. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Company covenants, acknowledges and agrees that neither it nor any other Person (including the Company’s equity holders and Affiliates) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any Affiliate of the Guarantor, any former, current or future director, officer, employee, agent of the Guarantor or its Affiliates, any former, current or future holder of any equity interests of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder, investment adviser, or otherwise), any former, current or future assignee of the Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, investment adviser, controlling person, representative or assignee of any of the foregoing (each such Person, other than the Guarantor, a “Related Person”), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantor or any Related Person, except pursuant to any Permitted Claim (as defined below). Recourse against the Guarantor under this Limited Guarantee and the Company’s third party beneficiary rights under the Debt Commitment Letter shall be the sole and exclusive remedy of (i) the Company and (ii) all of the Company’s equity holders and Affiliates in each case against the Guarantor or any Related Person (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of Parent. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against the Guarantor or any Related Person, except for (A) claims of the Company against the Guarantor under and in accordance with this Limited Guarantee, (B) claims of the Company against Parent or Merger Sub under and in accordance with the Merger Agreement, (C) the exercise of the Company’s third party beneficiary rights under and in accordance with the Debt Commitment Letter, and (D) claims in respect of the Confidentiality Agreement solely with respect to the parties thereto and the Company hereby, on behalf of itself and its Affiliates, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Debt Commitment Letter or, in each case, the transactions contemplated hereby or thereby against the Guarantor or any Related Person and releases such Persons from such claims, in each case, except for claims described in clauses (A), (B), (C) and (D) of this sentence (each, a “Permitted Claim”). Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Company any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein. Notwithstanding the foregoing, in the event the Guarantor (x) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Damages Cap (less amounts paid under this Limited Guarantee prior to such event), then, and in each such case, (I) this Agreement shall be assumed by such continuing or surviving entity or such Person (in either case, a “Successor Entity”) and (II) the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against the Guarantor’s Successor Entity, as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity.

4. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 14 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Related Person (including the provisions of Sections 3, 4, 5, 7 and 14) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any Related Persons. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

5. Entire Agreement. This Limited Guarantee, the Merger Agreement, the Debt Commitment Letter and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent and/or the Guarantor or any of their respective Affiliates, and the Company or any of its Affiliates, and this Limited Guarantee is not intended to and shall not confer upon any Person (including the Company’s equity holders and Affiliates) other than the parties hereto and any Related Person any rights or remedies expressly provided herein.

6. Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantor and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7. No Third-Party Beneficiaries. Except for the provisions of this Limited Guarantee which reference the Related Persons (each of which shall be for the benefit of and enforceable by such Related Persons), the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Guaranteed Obligation or any provision of this Limited Guarantee; provided that the Related Persons shall be express third-party beneficiaries hereof.

8. Counterparts. This Limited Guarantee may be executed in counterparts (including by DocuSign or other electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9. No Assignment. The Guarantor may assign all or a portion of its obligations under this Limited Guarantee to any of its Affiliates without the prior consent of the Company; provided that the Guarantor shall remain liable for the Guaranteed Obligation, notwithstanding any such permitted assignment. Other than any assignment in accordance with the immediately preceding sentence, this Limited Guarantee may not be assigned by the Guarantor in any manner without the Company’s prior written consent, and any attempted assignment in violation of this provision shall be null and void. This Limited Guarantee may not be assigned by the Company in any manner without the Guarantor’s prior written consent, and any attempted assignment in violation of this provision shall be null and void.

10. Governing Law. This Limited Guarantee, and any claim, controversy or dispute arising under or related in any way to this Limited Guarantee, the relationship of the parties hereto, the transactions leading to this Limited Guarantee or contemplated hereby or the interpretation or enforcement of the respective rights and duties of the parties hereto or related in any way to the foregoing shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction), to the extent such principles or rules would permit or require the application of the laws of another jurisdiction.

11. Jurisdiction; Service of Process.

(a) Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE (AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO AGREES THAT LIABILITY OF THE GUARANTOR ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND UNAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND UNAPPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(b) Service of Process. Each party hereto hereby (i) consents to service of process in any action between the parties hereto arising in whole or in part under or in connection with this Limited Guarantee in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 18, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

12. WAIVER OF JURY TRIAL. EACH PARTY TO THIS LIMITED GUARANTEE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS LIMITED GUARANTEE OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS

RELATED HERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS LIMITED GUARANTEE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this letter agreement by, among other things, the mutual waivers in this Section 12.

13. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that the Company and the Guarantor may disclose the existence of this Limited Guarantee (a) to the extent required by applicable law, rule or regulation, legal process or applicable rules of any national securities exchange (including in the Proxy Statement); (b) in connection with any litigation relating to the Merger Agreement, this Limited Guarantee, or the transactions contemplated thereby or hereby; or (c) to each party’s respective Affiliates (and such Affiliates’), officers, directors, employees, members, equity holders, partners, advisors, representatives, agents, investors, potential investors, financing sources, and potential financing sources.

14. Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Closing, (b) the payment in full of the Guaranteed Obligation, (c) the date that is six (6) months from the date of termination of the Merger Agreement under circumstances in which any portion of the Guaranteed Obligation is payable (unless the Company has made a claim under this Limited Guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally settled or otherwise resolved either in a final judicial determination or by agreement of the Company and the Guarantor (or its permitted assignee) and the Guaranteed Obligation finally determined or agreed to be owed by the Guarantor is satisfied in full), and (d) the termination of the Merger Agreement under circumstances in which no portion of the Guaranteed Obligation is payable. In the event that the Company or any of its equity holders or Affiliates asserts in any litigation or other proceeding or makes any claim relating to this Limited Guarantee or the Merger Agreement (i) that the provisions hereof (including Section 1 hereof limiting the Guarantor’s aggregate liability to the Damages Cap or Section 3 hereof relating to the sole and exclusive remedies of the Company and its equity holders and Affiliates against the Guarantor or any Related Person) are illegal, invalid or unenforceable, in whole or in part, (ii) any theory of liability against the Guarantor or any Related Person with respect to the transactions contemplated by this Limited Guarantee, the Debt Commitment Letter or the Merger Agreement other than any Permitted Claim, or (iii) in respect of a Permitted Claim in any jurisdiction other than the State of Delaware or any other venue permitted under the Merger Agreement with respect to a claim thereunder, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Company and (z) none of Parent, the Guarantor nor any other Related Person shall have any liability to the Company or any of its equity holders or Affiliates with respect to the Merger Agreement, the Debt Commitment Letter or the transactions contemplated by the Merger Agreement or the Debt Commitment Letter.

15. Relationship/Liability. Each party hereto acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto, and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guarantor shall not be liable for any amount hereunder in excess of the Damages Cap or such lesser amount as may be required to be paid by the Guarantor.

16. Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any situation in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this Limited Guarantee may not be enforced against the Guarantor (or any of its assignees) without giving effect to the limitation that the maximum amount payable hereunder by the Guarantor shall not exceed the Damages Cap and to the provisions of Section 3 hereof. No party hereto shall assert, and each party shall cause its respective equity holders, Affiliates, and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17. Representations and Warranties. Each of the Guarantor and the Company hereby represents and warrants to the other party as of the date hereof that: (a) it is an entity duly organized, validly existing and in good standing under its jurisdiction of formation; (b) it has all necessary power and authority to execute, deliver and perform this Limited Guarantee, and the execution, delivery and performance of this Limited Guarantee by it has been duly and validly authorized and approved by all necessary action and does not contravene any provision of such party’s organizational documents, or any agreement to which such party is a party or is otherwise bound, or any law, regulation, rule, decree, order or judgment binding on such party or its assets; and (c) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)). The Guarantor hereby represents and warrants to the Company that (x) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee; and (y) for so long as this Limited Guarantee shall remain in effect in accordance with its terms, the Guarantor shall have the cash on hand and/or access to capital commitments required to fund the sum of both (i) the Guaranteed Obligation and (ii) all of the Guarantor’s other unfunded contractually binding commitments and capital calls that are currently outstanding.

18. Headings. Headings in this letter agreement are for convenience only and shall be given no substantive or interpretive effect whatsoever.

19. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), by electronic mail during a Business Day, on or prior to 5:00 p.m. Eastern Time (or the next Business Day if sent after 5:00 p.m. Eastern Time on such Business Day or on any non-Business Day, in either case so long as no mail undeliverable or other rejection notice has been received), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt of proof of delivery) to the respective parties at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 19:

if to the Guarantor:

Deerfield Private Design Fund IV, L.P.

345 Park Avenue South

New York, NY 10010

Attention: Andrew ElBardissi, M.D.; Lawrence Atinsky; Bryan Sendrowski

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

Attention: Mark D. Wood; Joshua A. Feiger

If to the Company, as provided in Section 9.2 of the Merger Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name: Andrew Spaventa
Title: Chief Executive Officer

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P.
Its:	General Partner

By:	J.E. Flynn Capital IV, LLC
Its:	General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Signature Page to Limited Guarantee]